EXHIBIT 4.2

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

US $________________


                           RCG COMPANIES INCORPORATED

              7% SECURED PROMISSORY NOTE DUE _______________, 2005

      FOR VALUE RECEIVED, RCG COMPANIES INCORPORATED, a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), promises to pay to __________________________ the registered holder hereof (the "HOLDER"), the principal sum of ____________ and 00/100 Dollars (US $_____) on the Maturity Date (as defined below) and to pay interest on the principal sum outstanding from time to time at the rate of 7% per annum (computed on the basis of the actual number of days elapsed and a year of 365 days), accruing from ______________, 2005, the date of initial issuance of this Note (the "ISSUE DATE"), to the date of payment. Such interest shall be payable on the date which is the earlier of (i) the Maturity Date, or (ii) the date of any prepayment of principal permitted hereunder. Accrual of interest shall commence on the Issue Date and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for (whether before or after the Maturity Date).

      This Note is being issued pursuant to the terms of the Loan Agreement, dated as of ________________, 2005 (the "LOAN AGREEMENT"). This is one of a series of notes in the aggregate principal amount of $1,098,500, to which the Company and the Holder (or the Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

      This Note is subject to the following additional provisions:

      1. The term "MATURITY DATE" means ___________, 2005.

      2. (i) This Note may be prepaid in whole or in part at any time prior to the Maturity Date, without penalty. Any payment shall be applied as provided in
Section 3.

            (ii) The Company shall be in default hereunder if any payment is not made in a timely manner after any applicable grace or cure period.

      3. Any payment made on account of the Note shall be applied in the following order of priority: (i) first, to any amounts due hereunder other than principal and accrued interest, (ii) then, to accrued interest through and including the date of payment, and (iii) then, to principal of this Note.

      4. All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). For purposes of this Note, the phrase "date of payment" means the date good funds are received in the account designated by the notice which is then currently effective.

      5. Subject to the terms of the Loan Agreement, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed. This Note is a direct obligation of the Company.

      6. The obligations of the Company under this Note are secured under the terms of the Pledge Agreement, to which the Holder and FlightServ, Inc., a Delaware corporation are parties, the terms of which are incorporated herein by reference, by a pledge of all the shares of the Common Stock of FS SunTours, Inc., of which FlightServ, Inc. is the record and beneficial owner.

      7. No recourse shall be had for the payment of the principal of, or the interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or Pledgor or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

      8. The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

      9. Any notice given by any party to the other with respect to this Note shall be given in the manner contemplated by the Loan Agreement in the section entitled "Notices".

      10. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

      11. JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Note.


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

      12. The following shall constitute an "EVENT OF DEFAULT":

      a. The Company shall default in the payment of principal or interest on this Note after ten (10) days of the date such payment is then due; or

      b. Any of the representations or warranties made by the Company herein, in the Loan Agreement or any of the other Transaction Agreements shall be false or misleading in any material respect at the time made and shall have a material adverse effect on the Company; or

      c. The Company shall make an assignment for the benefit of creditors or commence proceedings for its dissolution; or

      d. A trustee, liquidator or receiver shall be appointed for the Company without its consent, and such appointment shall remain undismissed for a period of 60 days of appointment; or

      e. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the the Company, which custody or control shall remain undismissed for a period of 60 days of appointment; or

      f. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company, which, if instituted against the Company, shall remain undismissed for a period of 60 days of such filing.

If an Event of Default shall have occurred, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable (and the Maturity Date shall be accelerated accordingly), without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and interest shall accrue on the total amount due (the "DEFAULT AMOUNT") on the date of the Event of Default (the "DEFAULT DATE") at the rate of 12% per annum or the maximum rate allowed by law, whichever is lower, from the Default Date until the date payment is made, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.


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

      13. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Note, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Note. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section shall control every other provision of this Note.

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

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized this ____ day of _____________, 2005.

                                      RCG COMPANIES INCORPORATED

                                      By:_______________________________________

                                      __________________________________________
                                      (Print Name)

                                      __________________________________________
                                      (Title)


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